UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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EHEALTH, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT

FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

To be held June 14, 2011

This proxy statement supplement, dated May 19, 2011, supplements the proxy statement dated May 3, 2011 previously made available to our stockholders in connection with the solicitation by our Board of Directors of proxies to be voted at the 2011 Annual Meeting of Stockholders of eHealth, Inc., a Delaware corporation, to be held on Tuesday, June 14, 2011 at 8:30 a.m. Pacific Daylight Time at the Garden Court Hotel, located at 520 Cowper Street, Palo Alto, California 94301.

The purpose of this supplement is to update our stockholders regarding certain changes to our governance structure approved by our Board of Directors on May 11, 2011. Specifically, our Board appointed current director Randall S. Livingston as Lead Independent Director and current director Michael D. Goldberg as a new member of the Audit Committee and as Audit Committee Chairman. Former Lead Independent Director and Audit Committee Chairman, Steven M. Cakebread, will remain on the Board and as a member of the Audit Committee. Mr. Livingston is no longer a member of the Audit Committee.

Except as described above, the information provided in the proxy statement dated May 3, 2011 continues to apply and should be considered in voting your shares. To the extent that information in this supplement differs from or updates information contained in the proxy statement, the information in this supplement is more current.